Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-237170) and the Registration Statements on Form S-8 pertaining to QCR Holdings, Inc. 401(k)/Profit Sharing Plan (File No. 333-116022), QCR Holdings, Inc. 2005 Deferred Income Plan (File No. 333-127466), QCR Holdings, Inc. 2013 Equity Incentive Plan (File No. 333-188391), QCR Holdings, Inc. 2010 Equity Incentive Plan (File No. 333-188391), QCR Holdings, Inc. Amended and Restated Employee Stock Purchase Plan (File No. 333-188391), and QCR Holdings, Inc. 2016 Equity Incentive Plan (File No. 333-214282) of our reports dated March 12, 2021 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of QCR Holdings, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of QCR Holdings, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Davenport, Iowa

March 12, 2021